EXHIBIT 10.14

2019 PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Company:	**Simpson Manufacturing Co., Inc.**
Recipient:	**The recipient's name (the "Recipient") is set forth on the Recipient's online award acceptance page on Morgan Stanley Smith Barney's StockPlan Connect website (the "Acceptance Page") at https://www.stockplanconnect.com, which is incorporated by reference to this Agreement.**
Target PSU Shares:	**The aggregate number of shares of Common Stock as stated on the Acceptance Page.**
The Number of Shares of Common Stock Subject to PSUs Granted Hereunder (the "PSU Shares"):	**200% of the Target PSU Shares.**
The Effective Date of the Award (the "Award Date"):	**A date in 2019 as determined by the Committee in its absolute discretion and as set forth on the Acceptance Page.**
Measurement Period (the "Measurement Period"):	**A three-year period beginning on January 1, 2019, and ending on December 31, 2021.**
The Date the PSU Shares Vest (the "Vesting Date"):	**A date subsequent to the Measurement Period as determined by the Committee in its absolute discretion and as set forth on the Acceptance Page.**
Vesting Period (the "Vesting Period"):	**A period beginning on the Award Date, and ending on the Vesting Date; provided, however, that if the Vesting Date falls on a weekend or federal holiday, such period shall end on the immediately following business day.[1]**
Specific Performance Goals (the "Specific Performance Goals"):	**The Specific Performance Goals are set forth on Exhibit A.**

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this "Agreement") is made as of the Award Date stated on the Acceptance Page by and between Simpson Manufacturing Co., Inc., a Delaware corporation (the "Company"), and the Recipient named on the Acceptance Page, with reference to the following facts:

Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in the amended and restated Simpson Manufacturing Co., Inc. 2011 Incentive Plan effective on April 21, 2015 (as amended and/or restated from time to time, the "Plan"). The Board has delegated to the Committee all authority to administer the Plan. The Committee has determined to grant to the Recipient, under the Plan, performance-based Restricted Stock Units (the "PSUs") with respect to the PSU Shares stated on the Acceptance Page.

[1] For example, if the Award Date is determined by the Committee to be March 11, 2019 and the Vesting Date is determined by the Committee to be February 19, 2022, then the PSU Shares, if any (based on the Specific Performance Goals), will vest on February 22, 2022 (because February 19, 2022 falls on a Saturday and Monday February 21, 2022 is a federal holiday, President's Day, the immediately following business day is February 22, 2022) and the Vesting Period will be from March 11, 2019 to February 22, 2022.

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To evidence the PSUs and to set forth the terms and conditions thereof, the Company and the Recipient agree as follows: 1. Confirmation of Grant. (a) The Company grants the PSUs to the Recipient and the Recipient agrees to accept the PSUs and participate in the Plan, effective as of the Award Date. As a condition of the grant, this Agreement and the PSUs shall be governed by the terms and conditions of the Plan and shall be subject to all applicable policies and guidelines of the Company, including pensation recovery policy. (b) The PSUs shall be reflected in a bookkeeping account maintained by the Company through the date on which the PSUs become vested pursuant to section 2 or are forfeited pursuant to section 3. The Recipient acknowledges and agrees that (i) the PSU Shares merely represent the maximum number of shares of Common Stock that are granted under the PSUs and are not necessarily the number of shares of Common Stock that will eventually vest in favor of the Recipient, and (ii) pursuant to section 2 and otherwise in accordance with this Agreement and the Plan, the number of shares of Common Stock, which will eventually vest in favor of the Recipient under the PSUs Vested Shares will be subject to the Specific Performance Goals and will be between 0% and 200% of the Target PSU Shares. (c) special or separate fund shall be established therefor and no other segregation of assets shall be required or made with respect thereto. The rights of the Recipient under this Agreement shall be no greater than those of a general unsecured creditor of the Company. (d) Except as otherwise provided in this Agreement and the Plan, the PSUs shall be settled by the issuance and delivery of the Vested Shares, or as provided in this Section 1(d), by cash or a combination thereof (as determined by the Committee in its sole discretion), within sixty days after the last day of the Vesting Period (a time or fixed schedule specified for the purpose of Code section 409A) subject to satisfaction of any other terms and conditions applicable to the PSUs; provided, however, that the number of the Vested Shares issued or delivered (or for which a cash payment is made) to the Recipient in any calendar year, together with the number of shares of Common Stock issued or delivered (or for which a cash payment is made) to the Recipient in the same calendar year under any other RSU Awards, shall not exceed the annual maximum aggregate number of shares of Common Stock issuable or deliverable under RSU Awards as set forth in the Plan that is effective at the time of the issuance or delivery of (or making a cash payment for) the Vested Shares. In settling the PSUs pursuant to the foregoing, the Company (or its acquirer or successor) shall have the option (as determined by the Committee in its sole discretion) to make or provide for a cash payment to the Recipient, in exchange for the cancellation of the vested PSUs (or any portion thereof), in an amount equal to the product of (A) the number of the Vested Shares under the cancelled PSUs and (B) the average closing price of a share of Common Stock over the period ending on the date the PSUs become vested and starting 60 days prior to that date. Anything herein to the contrary notwithstanding, this Agreement does not create an obligation on the part of the Company to adopt any policy or procedure, agree to any amendment hereto, make any arrangement, or take any other action, to comply with Code section 409A. The Recipient agrees and acknowledges that the Company makes no representations that this Agreement, including the grant, vesting and/or delivery of the PSU Shares (and/or cash), does not violate Code section 409A, and the Company shall have no liability whatsoever to the Recipient if he or she is subject to any taxes or penalties under Code section 409A. 2. Vesting. Subject to the terms and conditions of this Agreement and the Plan and unless otherwise forfeited pursuant to section 3, the PSUs shall vest, and the Restricted Period with respect to the PSUs shall terminate, immediately following the last day of the Vesting Period; provided, however, that the PSUs shall vest during the Vesting Period on the date, (a) immediately preceding the effective date of determined by the Committee in relation to the PSUs: either (A) after reaching age 70 or (B) after reaching age 55 and having been employed or engaged by the Company or any Subsidiary for 15 years (provided that, if the Recipient retires after reaching age 56, for each year after age 55, the Recipient may work one year less for the 2 | P a g e 01435\040\8330526.v3

Company or any Subsidiary, as applicable, and still be qualified for Retirement under this sub-section (B)[2]), (b) immediately preceding the Recipient's death or the effective date of the Recipient's Disability, and (c) the effective date of the termination of the Recipient's employment or engagement with the Company or any Subsidiary by the Company or Subsidiary (which, whenever used in this Agreement, includes any such entity's successor) without Cause,[3] or by the Recipient for a Good Reason,[4] in either case only in connection with or within 24 months following a Sale Event.[5] On the day that the PSUs become vested pursuant to the foregoing, the PSU Shares stated on the Acceptance Page shall be adjusted pursuant to the Specific Performance Goals as set forth on Exhibit A attached hereto, and after the adjustment, become the total number of the Vested Shares that will be used to settle the PSUs under section 1(d); provided, however, that, if the PSUs have vested during the Vesting Period, the PSUs shall continue to be subject to the terms and conditions of this Agreement, including adjustment pursuant to the Specific Performance Goals during the Vesting Period, and in addition, the number of Vested Shares that will be used to settle the PSUs under section 1(d) will be prorated so that the Recipient will only receive a portion of the Vested Shares that is equal to the product of (x) the number of the Vested Shares and (y) a percentage that is equal to the number of days between and including the first day of the Vesting Period and the day when the PSUs become vested as divided by the number of days of the whole Vesting Period. The Recipient explicitly acknowledges and agrees that (i) the Committee has the absolute discretion to determine the number of the Vested Shares, (ii) the Committee may engage professional advisors and consultants and rely on their opinions and advice to make such determination, (iii) such determination shall be binding on the Recipient, and (iv) the granting or vesting of the

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[2] For example, if the Recipient retires at age 60 during the Vesting Period, he or she only needs to have worked for the Company or the applicable Subsidiary for 10 years to be qualified for Retirement and receive the Vested Shares; and for example, if the Recipient retires at age 65 during the Vesting Period, he or she only needs to have worked for the Company or the applicable Subsidiary for 5 years to be qualified for Retirement and receive the Vested Shares.

[3] "Cause" means, in addition to any cause for termination as provided in any other applicable written agreement between the Company, the applicable Subsidiary, or the acquirer or successor of the Company or Subsidiary, and the Recipient, (i) conviction of any felony, (ii) any material breach or violation by the Recipient of any agreement to which the Recipient and the Company or the Subsidiary that employs or engages the Recipient are parties or of any published policy or guideline of the Company, (iii) any act (other than retirement or other termination of employment or engagement) or omission to act by the Recipient which may have a material and adverse effect on the business of the Company or Subsidiary or on the Recipient's ability to perform services for the Company or Subsidiary, including habitual insobriety or substance abuse or the commission of any crime, gross negligence, fraud or dishonesty with regard to the Company or Subsidiary, or (iv) any material misconduct or neglect of duties and responsibilities by the Recipient in connection with the business or affairs of the Company or Subsidiary; provided, however, that the Recipient first shall have received written notice, which shall specifically identify what the Company or Subsidiary believes constitutes Cause, and if the breach, act, omission, misconduct or neglect is capable of being cured, the Recipient shall have failed to cure after 15 days following such notice.

[4] A "Good Reason" means the occurrence of any of the following events: (i) a material adverse change in the functions, duties or responsibilities of the Recipient's position (other than a termination by the Company or Subsidiary) which would meaningfully reduce the level, importance or scope of such position (provided that, a change in the person, position and/or department to whom the Recipient is required to report shall not by itself constitute a material adverse change in the Recipient's position), (ii) the relocation of the Company or Subsidiary office at which the Recipient is principally located immediately prior to a Sale Event (the "Original Office") to a new location outside of the metropolitan area of the Original Office or the failure to place the Recipient's own office in the Original Office (or at the office to which such office is relocated which is within the metropolitan area of the Original Office), or (iii) a material reduction in the Recipient's base salary and incentive compensation opportunity as in effect immediately prior to a Sale Event; provided, however, that, within 90 days of the incident that provides the basis for a Good Reason termination, the Recipient shall have provided the Company or Subsidiary a written notice specifically identifying what the Recipient believes constitutes a Good Reason, and the Company or Subsidiary shall have failed to cure the adverse change, relocation or compensation reduction after 30 days following such notice.

[5] A "Sale Event" shall mean (i) the sale or other disposition of all or substantially all of the assets of the Company or the Subsidiary that employs or engages the Recipient, including a majority or more of all outstanding stock of the Subsidiary, on a consolidated basis to one or more unrelated persons or entities, (ii) a Change in Control, or (iii) the sale or other transfer of outstanding Common Stock to one or more unrelated persons or entities (including by way of a merger, reorganization or consolidation in which the outstanding Common Stock are converted into or exchanged for securities of the successor entity) where the stockholders of the Company, immediately prior to such sale or other transfer, would not, immediately after such sale or transfer, beneficially own shares representing in the aggregate more than 50 percent of the voting shares of the acquirer or surviving entity (or its ultimate parent corporation, if any). For the purpose of sub-section (iii) of this definition, only voting shares of the acquirer or surviving entity (or its ultimate parent, if any) received by stockholders of the Company in exchange for Common Stock shall be counted, and any voting shares of the acquirer or surviving entity (or its ultimate parent, if any) already owned by stockholders of the Company prior to the transaction shall be disregarded.

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PSUs as well as the Recipient's holding of the Vested Shares shall be subject to all applicable policies and guidelines of the Company, including the Company's compensation recovery, stock ownership, and hedging, pledging and trading policies.

3. Forfeiture. Anything herein to the contrary notwithstanding, (a) all PSUs that are not vested in accordance with section 2 shall terminate immediately and be forfeited in their entirety if and at such time as (i) the Recipient ceases to be an Employee, Outside Director or Consultant, as the case may be, or (ii) 24 months have passed immediately following a Sale Event (provided that, in the event the surviving or acquiring entity or the new entity resulting from a Sale Event substitutes a similar equity award for the PSUs, such award will continue in accordance with its own terms and conditions), and (b) all PSUs, to the extent not theretofore settled in accordance with section 1(d), shall terminate immediately and be forfeited in their entirety when and as provided in section 13(I) of the Plan.

4. Tax Withholding. Pursuant to section 10 of the Plan, the Company may require the Recipient to enter into an arrangement providing for the payment in cash, Common Stock or otherwise by the Recipient to the Company of any tax withholding obligation of the Company arising by reason of (a) the granting or vesting of the PSUs, (b) the lapse of any substantial risk of forfeiture to which the PSUs or the Vested Shares are subject, or (c) the disposition of the PSUs or the Vested Shares, to the extent such arrangement does not cause a loss of the Section 16(b) exemption pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

5. Representations and Warranties of the Company. The Company represents and warrants to the Recipient that the Vested Shares, when issued and delivered on the vesting of the PSUs in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

6. Recipient Representations. The Recipient represents and warrants to the Company that the Recipient has received and read this Agreement and the Plan, that the Recipient has consulted with the Recipient's own legal, financial and other advisers regarding this Agreement and the Plan to the extent that the Recipient considered necessary or appropriate, that the Recipient fully understands and accepts all of the terms and conditions of this Agreement and the Plan, and that the Recipient is relying solely on the Recipient's own advisers with respect to the tax consequences of this Agreement and the PSUs.

7. Change in Control. Notwithstanding section 9 of the Plan, a Change in Control shall be treated as a Sale Event with respect to the PSUs granted hereunder.

8. Adjustments to Reflect Capital Changes. Subject to and except as otherwise provided in section 9 of the Plan, the number and kind of shares subject to the PSUs shall be appropriately adjusted, as the Committee may determine pursuant to section 11 of the Plan, to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common stockholders other than normal cash dividends.

9. No Rights as Stockholder. Neither the granting or vesting of the PSUs nor the issuance or delivery of the Vested Shares shall entitle the Recipient, as such, or any of the Recipient's Beneficiaries or Personal Representative, to any rights of a stockholder of the Company, unless and until the Vested Shares are registered on the Company's records in the name or names of the Recipient or the Recipient's Beneficiaries or Personal Representative, as the case may be, and then only with respect to such Vested Shares so registered.

10. No Right to Continued Employment. Nothing in this Agreement shall confer on the Recipient any right to continue in the employment of, or service to, the Company or any Subsidiary or limit, interfere with or otherwise affect in any way the right of the Company or any Subsidiary to terminate the Recipient's employment or service at any time. If the Award of the PSUs is in connection with the Recipient's performance of services as a Consultant or Outside Director, references to employment, employee and similar terms shall be deemed to include the performance of services as a Consultant or an Outside Director, as the case may be; provided that no rights as an Employee shall arise by reason of the use of such terms.

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11. Regulatory Compliance. Notwithstanding anything herein to the contrary, the issuance and delivery of the Vested Shares shall in all events be subject to and governed by section 13(C) of the Plan. 12. Notices. Any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office in California, and, if to the Recipient, at the imile number from time to time by notice hereunder to the other. 13. Entire Agreement. This Agreement and the Plan together contain the entire agreement of the parties and supersede all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether written or oral, between the parties, regarding the PSUs. The Recipient specifically acknowledges and agrees that all descriptions of the PSUs in any prior letters, memoranda or other documents provided to him or her by the Company or any Subsidiary are hereby replaced and superseded in their entirety by this Agreement and shall be of no further force or effect. To the extent there is any inconsistency between the descriptions of any such documents and the terms of this Agreement, the terms of this Agreement shall prevail. 14. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by the Recipient and the Company. 15. Assignment. The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of this Agreement, any of the PSUs or any other rights hereunder, and shall not delegate any duties hereunder, except only as may be permitted pursuant to section 13(B) of the Plan, and any such action or transaction that may otherwise be attempted or purported by the Recipient shall be void and of no effect; provided, however, that this section 15 does not restrict the sale, assignment, transfer, pledging, hypothecation or other encumbrance or disposal of Vested Shares. 16. Successors. Subject to section 15, this Agreement shall bind and inure to the benefit of the Company and the Recipient and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any other Person any right or benefit in or under this Agreement or the Plan. 17. Separate Payments. All amounts payable in connection with the PSUs hereunder or any other Awards granted under the Plan shall be treated as separate payments for the purposes of Code section 409A. 18. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware. 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. 20. Order of Precedence and Construction. This Agreement and the PSUs are subject to all provisions of the Plan (a copy of which is attached hereto as Exhibit B), including the Restricted Stock Unit provisions of section 6 thereof, and are further subject to all interpretations and amendments thereto that may from time to time be adopted pursuant to the Plan. In the event of any inconsistency between any provision of this Agreement and any provision of the Plan, the provision of the Plan shall govern. The headings of sections herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction or interpretation of any provision hereof. Whenever the context requires, the use in this Agreement of the singular number shall be deemed to include the plural and vice versa, and each gender shall be deemed to include each other gender. References herein to sections refer to sections of this Agreement, except as otherwise stated. The meaning of general words is not limited , which . 5 | P a g e 01435\040\8330526.v3

21. Further Assurances. The Recipient agrees to do and perform all acts and execute and deliver all additional documents, instruments and agreements as the Company or the Committee may reasonably request in connection with this Agreement. 22. Data Privacy. Recipient hereby explicitly and unambiguously consents to the collection, use and and among, as the Company, and any Subsidiary for the exclusive purposes of implementing, Recipient understands that the Company and the employing Subsidiary may hold certain personal information about Recipient, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and any shares of stock or directorships held in the Company or any Subsidiary, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or s that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these entities may be located in , country may have different data privacy laws and protections try. Recipient understands that he or she may request a list with the names and addresses of any potential third parties in receipt of the Personal Data by contacting the Equity Plans Administrator. Recipient authorizes the third parties to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Recipient may elect to deposit any Vested Shares received upon vest of the PSUs. Recipient understands that Personal Data will be held as long as is necessary to administer and manage request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing Equity Plans Administrator. Recipient understands that refusal or withdrawal of consent ability to realize benefits from the PSUs. For more information on the consequences of consent or withdrawal of consent, Recipient understands that he or she may contact the Equity Plans Administrator. 23. Electronic Delivery. The Company may, in its sole discretion, decide (a) to deliver or effect by electronic means any documents or communications related to the PSUs granted under the participation in the Plan, or future Awards that may be granted under the Plan or (b) to request by electronic means and other communications related to the PSUs or the Plan. Recipient hereby consents to receive such documents and communications by electronic delivery and, if requested, to agree to participate in the Plan and deliver or effect such other communications through an on-line or electronic system established and maintained by the Company or any third party designated by the Company. [Signature Page Follows] 6 | P a g e 01435\040\8330526.v3

IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed by or on behalf of the Company and the Recipient as of the Award Date.

COMPANY:

SIMPSON MANUFACTURING CO., INC.

By Brian Magstadt (Feb 15, 2019)

Authorized Signatory for the Compensation and Leadership Development Committee of the Board of Directors

ACCEPTANCE OF AGREEMENT: Through the electronic submission of his or her consent to this Restricted Stock Unit Agreement in accordance with the instructions on Morgan Stanley Smith Barney's StockPlan Connect website, the Recipient hereby confirms, ratifies, approves and accepts all of the terms and conditions of this Restricted Stock Unit Agreement.

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Exhibit A

Specific Performance Goals

(A). Basic Terms for the Specific Performance Goals.

The parties agree on the following terms for the Specific Performance Goals:

"Specific Performance Goals" means the number of the Vested Shares shall be equal to the sum of (1) the number of the Adjusted Shares Group I and (2) the number of the Adjusted Shares Group II; calculated as follows:

(((A) the number of the Target PSU Shares / 2) x the Revenue CAGR Multiplier) +

(((A) the number of the Target PSU Shares / 2) x the Revenue ROIC Multiplier);

provided, however, that in case of a Sale Event during the Measurement Period, as determined by the Committee in its absolute discretion and to the extent as permitted under Code section 409A (without causing the PSUs to fail to be exempt from or comply with 409A), the Specific Performance Goals hereunder, including the Revenue CAGR Multiplier and/or the ROIC Multiplier, may be replaced by any of the Performance Goals defined under the Plan, after being adjusted for the accounting fair value of the Specific Performance Goals hereunder as of the Sale Event.[6]

(B). How to Determine the Specific Performance Goals.

The Committee has the absolute discretion to determine, and its determination shall be binding on the Recipient with respect to, any of the following:

"Adjusted Shares Group I" means the number of the PSU Shares that is equal to the product of (A) 50% of the number of the Target PSU Shares and (B) the Revenue CAGR Multiplier.

"Adjusted Shares Group II" means the number of the PSU Shares that is equal to the product of (A) 50% of the number of the Target PSU Shares and (B) the ROIC Multiplier.

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[6] In case of a Sale Event during the Measurement Period, in which (a) the Company ceases to exist, (b) the Subsidiary with which the Recipient is employed or engaged is acquired, or (c) all or substantially all of the assets of the Company or Subsidiary are sold or otherwise disposed of, unless (i) the acquiring or surviving entity does not maintain an equity incentive program or (ii) a new entity is created through the Sale Event and all stockholders of the Company immediately prior to the Sale Event become stockholders of the new entity, with respect to the remaining fiscal years of the Measurement Period (including any unfinished fiscal year as of the Sale Event), as determined by the Committee in its absolute discretion and to the extent as permitted under Code section 409A (without causing the PSUs to fail to be exempt from or comply with 409A), the Specific Performance Goals hereunder may be replaced by the Specific Performance Goals that the acquiring or surviving entity uses in relation to the performance-based equity awards granted to its similarly-situated employees, consultants or outside directors, after being adjusted for the accounting fair value of the Specific Performance Goals hereunder as of the Sale Event. In the event a new entity results from the Sale Event and all stockholders of the Company immediately prior to the Sale Event become stockholders of the new entity, the Specific Performance Goals hereunder shall continue to apply to the PSUs, assumed, continued or substituted upon the Sale Event as if the new entity is the Company. For example, if a Sale Event takes place in June 2019, resulting in no new entity, and the Company ceases to exist, and if the Committee approves the goal replacement, the fiscal year 2019 will still be subject to the Specific Performance Goals hereunder while the fiscal years 2020 and 2021 will be subject to the aforementioned Performance Goals of the acquiring or surviving entity. In the event the acquiring or surviving entity does not maintain an equity incentive program or does not use any of the Performance Goals defined under the Plan with respect to the performance-based equity awards granted to its similarly-situated employees, consultants or outside directors, the Specific Performance Goals hereunder shall continue to apply to the PSUs, assumed, continued or substituted upon the Sale Event as if the acquiring or surviving entity is the Company.

Exhibit A - 1

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"Prorated Allocation" means assigning a multiplier that is equal to the sum of (A) the applicable lower percentage limit and (B) the product of (1) the difference between the applicable lower and upper percentage limits and (2) a percentage that is equal to the Company's TSR, Revenue CAGR or ROIC (each as defined below), as applicable, as divided by the difference between the applicable lower and upper goal limits.

(B). Part I. Revenue CAGR Multiplier.

"Revenue CAGR Multiplier" shall be determined by the Committee as follows:

Revenue Growth Goal	Revenue CAGR Multiplier
the Company's Revenue CAGR is < Revenue CAGR Threshold	0%
the Company's Revenue CAGR is = Revenue CAGR Threshold	50%
the Company's Revenue CAGR is > Revenue CAGR Threshold and < Revenue CAGR Target	Prorated Allocation within >50% and < 100%[7]
the Company's Revenue CAGR is = Revenue CAGR Target	100%
the Company's Revenue CAGR is > Revenue CAGR Target and < Revenue CAGR Max	Prorated Allocation within >100% and < 200%[8]
the Company's Revenue CAGR is >= Revenue CAGR Max	200%

"Revenue CAGR" means, as certified by the Committee, the Company's compound annual growth rate for the Measurement Period, calculated pursuant to GAAP based on the Company's performance during the Measurement Period.

"Revenue CAGR Threshold" means the threshold Revenue CAGR goal determined by the Committee for the Measurement Period. Pursuant to the foregoing, as of the Award Date, the Revenue CAGR Threshold has been determined by the Committee to be 6%.

"Revenue CAGR Target" means the target Revenue CAGR goal determined by the Committee for the Measurement Period. Pursuant to the foregoing, as of the Award Date, the Revenue CAGR Target has been determined by the Committee to be 9%.

"Revenue CAGR Max" means the aspirational Revenue CAGR goal determined by the Committee for the Measurement Period. Pursuant to the foregoing, as of the Award Date, the Revenue CAGR Max has been determined by the Committee to be 13%.

(B). Part II. ROIC Multiplier.

"ROIC Multiplier" shall be determined by the Committee as follows:

ROIC Goal	ROIC Multiplier

[7] For example, if the Company's CAGR is the average of CAGR Threshold and CAGR Target, the applicable CAGR Multiplier is 75%.
[8] For example, if the Company's CAGR is the average of CAGR Target and CAGR Max, the applicable CAGR Multiplier is 150%.

Exhibit A - 2

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the Company's ROIC is < ROIC Threshold	0%
the Company's ROIC is = ROIC Threshold	50%
the Company's ROIC is > ROIC Threshold and < ROIC Target	Prorated Allocation within >50% and < 100%[9]
the Company's ROIC is = ROIC Target	100%
the Company's ROIC is > ROIC Target and < ROIC Max	Prorated Allocation within >100% and < 200%[10]
the Company's ROIC is => ROIC Max	200%

"ROIC" means, as certified by the Committee, the arithmetic mean of the Company's annual returns on invested capital ratio for the three fiscal years of the Measurement Period, calculated based on (i) the net income of each fiscal year during the Measurement Period (with the net income as presented in the consolidated statements of operations of the Company prepared pursuant to GAAP for that year) as divided by (ii) the arithmetic mean of (x) the sum of the total stockholders' equity and the total long-term liabilities of the same year and (y) the sum of the total stockholders' equity and the total long-term liabilities of the prior year (with each of the total stockholders' equity and the total long-term liabilities as presented in the consolidated balance sheets of the Company prepared pursuant to GAAP for that applicable year).

"ROIC Threshold" means the threshold ROIC goal determined by the Committee for the Measurement Period. Pursuant to the foregoing, as of the Award Date, the ROIC Threshold has been determined by the Committee to be 10%.

"ROIC Target" means the target ROIC goal determined by the Committee for the Measurement Period. Pursuant to the foregoing, as of the Award Date, the ROIC Target has been determined by the Committee to be 14%.

"ROIC Max" means the aspirational ROIC goal determined by the Committee for the Measurement Period. Pursuant to the foregoing, as of the Award Date, the ROIC Max has been determined by the Committee to be 20%.

(C). Timing of the Committee's Determinations and Calculations.

The Committee shall make any and all such determinations and calculations required under Section (B) above no later than the latest time permitted by the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

(D). Representative Examples.

Without prejudicing any of the foregoing, including the Committee's absolute discretion under Section (B) above, the parties agree on the following representative (and non-exhaustive examples for the Specific Performance Goals:[11]

(D). Part I. Example 1.

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[9] For example, if the Company's ROIC is the average of ROIC Threshold and ROIC Target, the applicable ROIC Multiplier is 75%.

[10] For example, if the Company's ROIC is the average of ROIC Target and ROIC Max, the applicable ROIC Multiplier is 150%.

[11] No fractional shares will be issued or delivered pursuant to any Award, and therefore, any fractional shares may be forfeited or otherwise eliminated as determined by the Committee. As a result, the decimal fractions of the number of the Vested Shares presented in the examples below are rounded down to the nearest whole number.

Exhibit A - 3

01435\040\8330526.v3

If the Target PSU Shares is 20,000 shares, 50% of the number of the Target PSU Shares is 10,000 shares. Further under this example, because as of the Award Date, the Revenue CAGR Threshold has been determined by the Committee to be 6%, if following the end of the Measurement Period, the Co Revenue CAGR is determined by the Committee to be 4.9%, then the Revenue CAGR Multiplier is 0%. Still further under this example, because as of the Award Date, the ROIC Target has been determined by the Committee to be 14% and the ROIC Max has been determined by the Committee to be 20%, if following the end 14.6%, then the ROIC Multiplier is 110%. Then, as a result, the number of the Adjusted Shares Group I is 0 shares and the number of the Adjusted Shares Group II is 11,000 shares, respectively. Therefore, the number of the Vested Shares is 11,000 shares. (D). Part II. Example 2. If the Target PSU Shares is 20,000 shares, 50% of the number of the Target PSU Shares is 10,000 shares. Further under this example, because as of the Award Date, the Revenue CAGR Threshold has been determined by the Committee to be 6% and the Revenue CAGR Target has been determined by the Committee to be 9 Revenue CAGR is determined by the Committee to be 7.5%, then the Revenue CAGR Multiplier is 75%. Still further under this example, because as of the Award Date, the ROIC Target has been determined by the Committee to be 14% and the ROIC Max has been determined by the Committee to be 20%, if following the end 14.12%, then the ROIC Multiplier is 102%. Then, as a result, the number of the Adjusted Shares Group I is 7,500 shares and the number of the Adjusted Shares Group II is 10,200 shares, respectively. Therefore, the number of the Vested Shares is 17,700 shares. (D). Part III. Example 3. If the Target PSU Shares is 20,000 shares, 50% of the number of the Target PSU Shares is 10,000 shares. Further under this example, because as of the Award Date, the Revenue CAGR Target has been determined by the Committee to be 9% and the Revenue CAGR Max has been determined by the Committee to be 13%, if Revenue CAGR is determined by the Committee to be 9.48%, then the Revenue CAGR Multiplier is 112%. Still further under this example, because as of the Award Date, the ROIC Target has been determined by the Committee to be 14% and the ROIC Max has been determined by the Committee to be 20%, if following the end IC is determined by the Committee to be 15.2%, then the ROIC Multiplier is 120%. Then, as a result, the number of the Adjusted Shares Group I is 11,200 shares and the number of the Adjusted Shares Group II is 12,000 shares, respectively. Therefore, the number of the Vested Shares is 23,200 shares. Exhibit A - 4 01435\040\8330526.v3

Exhibit B SIMPSON MANUFACTURING CO. INC. 2011 INCENTIVE PLAN Adopted April 26, 2011, and Amended and Restated April 21, 2015 SECTION 1. PURPOSE The purpose of the Simpson Manufacturing Co., Inc. 2011 Incentive Plan is to promote the interests of the Company and its stockholders by providing incentives to directors, officers and employees of, and consultants to, the Company and the Subsidiaries. Accordingly, the Company may grant to selected officers, Employees, Consultants and Outside Directors Option Awards, Restricted Stock Awards and RSU Awards in an effort to attract and retain qualified individuals as employees, directors and consultants and to provide such individuals with incentives to continue service with the Company, devote their best efforts to the Company and improve the Company for the benefit of stockholders. This Plan amends and restates in their entirety, and incorporates and supersedes, both the Simpson 1994 Plan Co., In 1995 Plan Prior Plans been exercised in full and that has not expired or terminated shall continue in effect in accordance with its terms and conditions and shall continue to be subject to and governed by the 1994 Plan or the 1995 Plan, respectively, as in effect immediately before the adoption of this Plan. SECTION 2. DEFINITIONS As used in this Plan, the following terms have the meanings indicated: Agreement Recipient setting forth the terms and conditions applicable to an Award granted under this Plan. Award this Plan. Beneficial Ownership Beneficially Own -3 under the Exchange Act. Beneficiary each Person entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan s death. Board Exhibit B - 1 01435\040\8330526.v3

Change in Control consummation of a consolidation or merger of the Company in which the Company is not the surviving corporation; (ii) the consummation of a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding such reverse merger are converted by virtue of such reverse merger into other property, whether securities, cash or otherwise; or (iii) the approval by the stockholders of the rtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the Common Stock immediately before such transaction or transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately thereafter. Code Committee e of the Board, as from time to time constituted, or any successor committee of the Board with similar functions, which shall consist of three or more members, each of whom shall be an outside director as defined in the regulations issued under Code section 162(m) and a non-employee director within the meaning of applicable regulatory requirements, including those promulgated under Exchange Act section 16. Common Stock adjustment pursuant to section 11 hereof. Company Consultant not as an Employee or Outside Director) pursuant to a contract between such Person and the Company and (ii) is selected by the Committee to receive an Award under this Plan. Disability has become unable to perform the functions required by his or her regular job due to physical or mental illness or incapacity and, in connection with the grant of an ISO, he or she is within the meaning of that term as provided in Code section 22(e)(3), and (ii) in the case of an Outside Director, determination by the Committee that he or she is unable to attend to his or her duties and responsibilities as a member of the Board due to physical or mental illness or incapacity. Employee ll-time or part-time employee of the Company or any Subsidiary; provided that, for purposes of determining whether any Person may be a Participant for purposes of any grant of ISOs, the ection 3401(c). Exercise Price by the Committee at which such share may be purchased from the Company on the exercise of such Option. Exchange Act ities Exchange Act of 1934, as amended. Fair Market Value on the Composite Tape of the New York Stock Exchange, or if there are no sales on such day, on the next prior trading day during which a sale occurred; and (ii) in the absence of such market for the shares of Common Stock, Exhibit B - 2 01435\040\8330526.v3 the fair market value per share of Common Stock determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Code sections 422(b) and 409A). Incentive Stock Option ISO requirements of Code section 422 or any successor provision. ISO Award of. NQSO NQSO Award Option be specified and on terms to be designated by the Committee or otherwise determined pursuant to this Plan. The Committee shall designate each Option as either an NQSO or an Incentive Stock Option. Option Award tion 7 hereof. Outside Director the Committee to receive an Award under this Plan. Participant under this Plan. Performance Goals goals may be absolute in their terms or measured against or in relation to other companies comparably or otherwise situated. Such performance goals may be particular to a Participant or the Subsidiary, division or other unit in which the Participant works or may be based on the performance of the Company as a whole. The Performance Goals applicable to any Award that is intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m) shall be based on one or more of (i) earnings, (ii) unit sales, sales volume or revenue, (iii) sales growth, (iv) stock price (including comparison with various stock market indices), (v) return on equity, (vi) return on investment, (vii) total return to stockholders, (viii) economic profit, (ix) debt rating, (x) operating income, (xi) cash flows, (xii) cost targets, (xiii) return on assets or margins or (xiv) implementation, completion or attainment of measurable objectives with respect to (1) software development, (2) new distribution channels, (3) customer growth targets, (4) acquisition identification and integration, (5) manufacturing, production or inventory targets, (6) new product introductions, (7) product quality control, (8) accounting and reporting, (9) recruiting and maintaining personnel, or (10) compliance or regulatory program targets. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time or against other companies or financial metrics), (c) on a per share basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company or (e) on a pre-tax or after tax basis. Person Exchange Act sections 13(d) and 14(d), except that such term shall not include (a) the Company, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (c) an underwriter temporarily holding securities pursuant to an offering on behalf of the Company. Exhibit B - 3 01435\040\8330526.v3

Personal Representative s the Person or Persons who, on the Disability or incompetence of a Recipient, shall have acquired on behalf of the Recipient by legal proceeding or otherwise the right to receive benefits pursuant to this Plan. Plan , Inc. 2011 Incentive Plan. Recipient Restricted Period a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals or the occurrence of other events, as determined by the Committee). Restricted Stock which are subject to the restrictions, terms, and conditions set forth in the related Agreement or designated by the Committee in accordance with this Plan. Restricted Stock Award Restricted Stock Units RSUs terms of shares of Common Stock equivalents and are subject to the restrictions, terms and conditions set forth in the related Agreement or designated by the Committee in accordance with this Plan. Retirement Subsidiary at any time as described in the Simpson Manufacturing Co., Inc. Profit Sharing Plan for Salaried Employees or in any successor plan, as from time to time in effect, or as otherwise determined by the Committee, (ii) in the case of an Outside Director, retirement from the Board after the date, if any, established by the Committee as the date for mandatory retirement, as from time to time in effect, or as otherwise determined by the Committee, and (iii) in the case of a Consultant, such date as is determined by the Committee. RSU Award Subsidiary corporation, limited liability company, partnership or other entity (i) more than fifty percent of the outstanding voting equity securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding voting equity securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent of the ownership interests of which, representing the right generally to make decisions for such entity, is now or hereafter owned or controlled, directly or indirectly, by the Company; provided that, for purposes of determining whether any Person may be a Participant term in Code section 424(f), as interpreted by the regulations thereunder and applicable law. Tax Date he withholding tax obligation arises with respect to an Award. SECTION 3. STOCK SUBJECT TO PLAN (A) Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, 16,320,000 shares of Common Stock are reserved for issuance under this Plan, any or all of which may be delivered with respect to Exhibit B - 4 01435\040\8330526.v3

Option Awards, Restricted Stock Awards and RSU Awards and any or all of which may be authorized and unissued shares or treasury shares; provided that such 16,320,000 shares include all shares heretofore reserved for issuance pursuant to the Prior Plans. Subject to section 3(B) hereof and to adjustment pursuant to section 11 hereof, the following limits shall apply with respect to Awards that are intended to qualify for the performance-based exception from the tax deductibility limitations of Code section 162(m): (i) the maximum aggregate number of shares of Common Stock that may be subject to Options granted in any calendar year to any one Participant shall be 150,000 shares; and (ii) the maximum aggregate number of Restricted Stock Awards and shares of Common Stock issuable or deliverable under RSU Awards granted in any calendar year to any one Participant shall be 100,000 shares. (B) Shares of Common Stock subject to Awards under this Plan or stock options granted under the Prior Plans that are forfeited, terminated, canceled or settled without the delivery of Common Stock under this Plan or the Prior Plans, respectively, will again be available for Awards under this Plan as if such Awards or grants had not been made; provided that, notwithstanding any other provision herein to the contrary, the aggregate number of shares of Common Stock that may be issued under this Plan shall not be increased by (i) shares of Common Stock tendered in full or partial payment of the Exercise Price of any Option or any stock option granted under either of the Prior Plans, (ii) shares of Common Stock withheld by the Company or any Subsidiary to satisfy any tax withholding obligation, or (iii) shares of Common Stock that are repurchased by the Company. (C) Notwithstanding anything in this section 3 to the contrary and solely for purposes of determining whether shares are available for the grant of ISOs, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any shares restored pursuant to this section 3 that, if taken into account, would cause this Plan to fail the requirement under Code section 422 that this Plan designate a maximum aggregate number of shares that may be issued. SECTION 4. ADMINISTRATION The Committee shall have exclusive authority to administer this Plan. In addition to any implied powers and duties that may be needed to carry out the provisions hereof, the Committee shall have all the powers vested in it by the terms hereof, including exclusive authority to select the Recipients, to determine the type, size and terms of any and all Awards to be made to each Recipient, to determine the time when Awards will be granted, and to prescribe the form, terms and conditions of any Agreement relating to any Award under this Plan. The Committee is authorized to interpret this Plan and the Awards granted under this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, to make any other determinations that the Committee believes necessary or advisable for the administration hereof, and to correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent that the Committee deems desirable and nd the Committee is authorized and empowered to grant or give any consent, approval or authorization, make any determination or do or perform any other act or thing conditionally or unconditionally, arbitrarily, or inconsistently in varying or similar circumstances, without any accountability to any Recipient, except only as otherwise expressly provided by this Plan or any Agreement with such Recipient. Any decision, determination, direction or other action of the Committee in the administration of this Plan shall be final, binding and conclusive for all purposes, subject only to the further exercise of authority of the Committee hereunder. SECTION 5. ELIGIBILITY Exhibit B - 5 01435\040\8330526.v3

Awards may be granted only to Recipients; provided that no Outside Director or Consultant may be granted an ISO Award. SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNIT (RSU) AWARDS (A) Grant. Any Recipient may receive one or more Restricted Stock Awards or RSU Awards. (B) Restricted Periods. The Restricted Period for each Restricted Stock Award or RSU Award shall be set forth in the applicable Agreement. Except as otherwise provided in the applicable Agreement on a termination of employment or engagement, or pursuant to section 9 hereof in the event of a Change in Control, each Restricted Stock Award or RSU Award shall have such Restricted Period and be subject to such Performance Goals as the Committee may determine. Except as otherwise provided in the applicable Agreement or as determined by the Committee, if a Restricted Stock Award or RSU Award is made to a Recipient whose employment or service as a director or Consultant subsequently terminates for any reason before the lapse of all restrictions thereon, such Restricted Stock or RSU with respect to which such restrictions shall not have lapsed shall be forfeited to that extent by such Recipient. (C) Certain Restricted Stock Award Provisions. (1) Stockholder Rights. On the granting of a Restricted Stock Award, a Recipient shall be entitled to all rights incident to ownership of Common Stock of the Company with respect to his or her Restricted Stock, including the right to vote such shares of Restricted Stock and to receive dividends thereon when, as and if paid in cash or shares of Restricted Stock, as set forth in the applicable Agreement or as determined by the Committee. Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by such Recipient that is less than the Fair Market Value at the date of grant. (2) Certificates; Dividends on Restricted Stock; Restrictions on Transferability. During the name and bear a restrictive legend to the effect that ownership of such Restricted Stock and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in this Plan and the applicable Agreement. Each such certificate shall be deposited by the Recipient with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, that will permit transfer to the Company of all or any portion of the Restricted Stock that may be forfeited in accordance with this Plan and the applicable Agreement. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, except that: (i) no Recipient will be entitled to delivery of a certificate representing Restricted Stock until expiration of the restrictions applicable thereto; (ii) the Company will retain custody of all Restricted Stock issued as a dividend or otherwise with respect to an Award of Restricted Stock, which shall be subject to the same restrictions, terms and conditions as are applicable to the awarded Restricted Stock, until such time, if ever, as such Restricted Stock becomes vested, and no Restricted Stock shall bear interest or be segregated in separate accounts; (iii) subject to section 13(B) hereof, no Recipient shall have any right or power to sell, assign, transfer, pledge, hypothecate, exchange, encumber or otherwise dispose of any Restricted Stock during the applicable Restricted Period; and (iv) unless otherwise determined and directed by the Committee, a breach of any restriction, term or condition in this Plan or the applicable Agreement or established by the Committee with respect to any Restricted Stock will cause a forfeiture of such Restricted Stock, including any Restricted Stock issued as a dividend or otherwise with respect thereto. (D) Certain Restricted Stock Unit (RSU) Award Provisions. Exhibit B - 6 01435\040\8330526.v3

(1) General. Each grant of Restricted Stock Units shall constitute an agreement by the Company to issue or deliver shares of Common Stock or cash to the Recipient thereof following the end of the applicable Restricted Period in consideration of the performance of services. Each such grant of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Recipient that is less than the Fair Market Value at the date of grant. (2) No Stockholder Rights. A Recipient who receives an RSU Award shall not have any rights as a stockholder with respect to the shares of Common Stock subject to such RSUs until such time, if any, as shares of Common Stock are delivered to such Recipient pursuant to the applicable Agreement. (3) Payment. Unless otherwise determined by the Committee, each Agreement relating to an RSU Award shall set forth the payment date for such RSU Award, which date shall not be earlier than the end of the applicable Restricted Period. Payment of earned Restricted Stock Units may be made in one or more installments and may be made wholly in cash, wholly in shares of Common Stock or a combination thereof, as determined by the Committee. SECTION 7. OPTION AWARDS (A) Grant. Any Recipient may receive one or more Option Awards. (B) Designation and Price. (1) Any Option granted under this Plan may be granted as an ISO or as an NQSO as shall be determined by the Committee at the time of the grant of such Option. Only Participants may be granted ISOs. Each Option shall, as directed by the Committee, be evidenced by an Agreement, which shall specify whether the Option is an ISO or an NQSO and shall contain such terms and conditions as the Committee may determine in accordance with this Plan. (2) Every ISO or NQSO shall provide for a fixed expiration date of not later than ten years from the date that such ISO or NQSO is granted. (3) The Exercise Price pursuant to each Option shall be fixed by the Committee at the time of the granting of the Option, but shall not in any event be less than the Fair Market Value on the date that such Option is granted, subject to adjustment as provided in section 11 hereof. (C) Exercise. The Committee may provide for Options granted under this Plan to be exercisable as a whole at any time or in part from time to time. Shares of Common Stock to be issued on any exercise of an Option will be issued after the Company receives (i) notice (in such form as the Committee may require) from the holder thereof of the exercise of such Option, and (ii) payment as provided in section 7(D) hereof of the aggregate Exercise Price for all shares with respect to which such Option is exercised. Each such notice and payment shall be delivered at such place and in such manner as the Committee may specify from time to time. (D) Payment. The Exercise Price for the shares of Common Stock issuable on the exercise of an Option shall be paid in full at the time of such exercise either in cash or by such other means as the Committee may approve, which may include tendering unencumbered shares of Common Stock then owned by the Recipient Exhibit B - 7 01435\040\8330526.v3 exercising such Option having an aggregate Fair Market Value at the time of such exercise equal to the aggregate Exercise Price of the shares being purchased on such exercise or cashless exercise through a securities broker. (E) Expiration or Termination of Awards. (1) Participants. (a) Except as otherwise provided in the applicable Agreement or as determined by the Committee, if a Participant who holds an outstanding Option dies while employed, during the period when such Participant, if Disabled, would be entitled to exercise such Option, or after such Par Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, by the Beneficiaries of the decedent for the number of shares that such Participant could have acquired on (b) Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the employment of a Participant who holds an outstanding Option ceases by reason of Disability at any time during the term of the Option, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, by such Participant or his or her Personal Representative for the number of shares that such Participant could have acquired on exercise of such Option immediately before such (c) Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the employment of any Participant who holds an outstanding Option ceases by reason of Retirement, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in such Option, for the number of shares that such Participant could have acquired on exercise of such Option immediately (d) Notwithstanding any provision of this Plan to the contrary, any Option may, in the discretion of the Committee or as provided in the applicable Agreement, become exercisable, at any time or from time to time, before the fixed termination date set forth in the Agreement relating to such Option, for the full number of shares subject to such Option or any thereof, less such number as shall theretofore have been acquired on exercise of such Option, from and after the time the Participant ceases to be an Employee as a result of the sale or other disposition by the Company or any Subsidiary of assets or property (including shares of any Subsidiary) in respect of employment is no longer required. (e) Except as otherwise provided in subsections (a), (b), (c) and (d) of this section 7(E)(1) and sections 9(D) and 13(I) hereof, if the employment of any Participant who holds an outstanding Option ceases, such Option shall be exercisable, at any time or from time to time, before the earlier of the fixed termination date set forth in the Agreement relating employment, for the number of shares that such Participant could have acquired on exercise of such Option ided that such Option shall terminate on and as of such earlier date. (2) Outside Directors and Consultants. Exhibit B - 8 01435\040\8330526.v3

(a) Except as otherwise provided in the applicable Agreement or as determined by the Committee, if the service of any Outside Director or Consultant who holds an outstanding Option ceases by reason of Retirement, death or Disability, such Option shall be exercisable, at any time or from time to time, before the fixed termination date set forth in the Agreement relating to such Option, by such Outside Director or Consultant, his or her Personal Representative or his or her Beneficiaries for the number of shares that such Outside Director or Consultant could have acquired on exercise of (b) Except as otherwise provided in subsection (a) of this section 7(E)(2) and sections 9(D) and 13(I) hereof, if the service of any Outside Director or Consultant who holds an outstanding Option ceases, such Option shall be exercisable, at any time or from time to time, before the earlier of the fixed termination date set rvice, for the number of shares that such Outside Director or Consultant could have acquired on provided that such Option shall terminate on and as of such earlier date. SECTION 8. CONTINUED EMPLOYMENT Nothing in this Plan, or in any Award granted pursuant to this Plan, shall confer on any Person any right to continue in the employment of, or service to, the Company or any Subsidiary or limit, interfere with or otherwise any time. SECTION 9. CHANGE IN CONTROL (A) Restricted Stock and RSU Awards. On a Change in Control, except as otherwise provided in the applicable Agreement and subject to compliance with Code section 409A, either: (i) the surviving or resulting corporation or the successor to the business of the Company shall substitute similar benefits for the Restricted Stock Awards and RSU Awards outstanding under this Plan; or (ii) such Restricted Stock Awards or RSU Awards shall continue in full force and effect; provided that, if such surviving or resulting corporation or such successor refuses to substitute similar benefits for such Restricted Stock Awards and RSU Awards and refuses to continue such Restricted Stock Awards and RSU Awards in full force and effect, and if the nature and terms of employment or engagement, including compensation and benefits, of the respective Recipients will change significantly as a result of the Change in Control, then the Restricted Period relating to each such Restricted Stock Award or RSU Award shall terminate, and from and after such Change in Control, each such Restricted Stock Award or RSU Award shall be free of all other restrictions for all shares of Restricted Stock or RSUs that shall not theretofore have been acquired under the applicable Agreement. (B) Option Awards. On a Change in Control, except as otherwise provided in the applicable Agreements, either: (i) the surviving or resulting corporation or the successor to the business of the Company shall assume all Options outstanding under this Plan or shall substitute similar options for those outstanding under this Plan, or (ii) such Options shall continue in full force and effect; provided that, if such surviving or resulting corporation or such successor refuses to assume or continue such Options or to substitute similar options for those outstanding under this Plan, and if the nature and terms of employment or engagement, including compensation and benefits, of the Exhibit B - 9 01435\040\8330526.v3 respective Recipients will change significantly as a result of the Change in Control, then each such Option shall become immediately exercisable for the full number of shares subject to such Option or any thereof, less such number as shall theretofore have been acquired on exercise of such Option, and shall be terminated if not exercised before or at the time of such Change of Control. (C) Cash-Out of Awards. In connection with a Change in Control, notwithstanding any of the foregoing provisions of this section 9 to the contrary, the Committee may, either pursuant to the applicable Agreement or by resolution adopted before the Change in Control, provide that any outstanding Award (or a portion thereof) shall, on such Change in Control, be cancelled in exchange for payment in cash of the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock subject to such Award exceeds the aggregate Exercise Price therefor. SECTION 10. WITHHOLDING TAXES Federal, state or local law may require the withholding of taxes resulting from the grant or vesting of an Award or the exercise of an Option. The Company may permit or require (subject to such conditions or procedures as may be established by the Committee) any such tax withholding obligation of a Participant to be satisfied by any of the following means, or by any combination of such means: (i) cash payment by such Participant to the Company; (ii) withholding from the shares of Common Stock otherwise issuable to such Participant pursuant to the vesting or exercise of an Award of a number of shares of Common Stock having an aggregate Fair Market Value, as of the Tax Date, sufficient to satisfy the withholding tax obligation; or (iii) delivery by the Participant to the Company of a number of shares of Common Stock having an aggregate Fair Market Value, as of the Tax Date, sufficient to satisfy the withholding tax obligation arising from the vesting or exercise of an Award. If the payment or delivery specified in clause (i) or (iii) of the preceding sentence is required but is not paid by a Participant, the Company may refuse to issue Common Stock to such Participant under this Plan. SECTION 11. ADJUSTMENTS ON CHANGES IN CAPITALIZATION In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common stockholders other than normal cash dividends, the number or kind of shares that may be issued under this Plan pursuant to section 3 hereof and the number or kind of shares subject to, or the price per share under any outstanding Award, shall be adjusted, automatically and without notice, so that the proportionate interests of the Recipients shall be maintained as before the occurrence of such event; provided that no adjustment shall be made pursuant to this section 11 that would (i) cause any Option intended to qualify as an ISO to fail to qualify as an ISO, (ii) cause an Award that is otherwise exempt from Code section 409A to become subject to Code section 409A, or (iii) cause an Award that is subject to Code section 409A to fail to satisfy the requirements of Code section 409A. SECTION 12. AMENDMENT AND TERMINATION The Committee may amend this Plan at any time or from time to time; provided that: (i) the Committee may not, without approval by the Board, materially increase the benefits provided to Recipients under this Plan; (ii) any amendment with respect to Restricted Stock Awards or RSU Awards granted to Outside Directors must be approved by the Board; and (iii) no amendment that requires stockholder approval in order for this Plan to continue to comply with any provision of the Exchange Act, any rule promulgated by the Securities and Exchange Commission under the Exchange Act, any rule of the New York Stock Exchange or any other securities exchange on Exhibit B - 10 01435\040\8330526.v3 which shares of Common Stock are listed, or any other applicable law, rule or regulation, shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company within the time period required under such provision. Without the approval of the stockholders of the Company, (i) neither the Board nor the Committee will authorize the amendment of any outstanding Option to reduce the Exercise Price thereof, except for adjustments made pursuant to section 11 hereof, (ii) no outstanding Option will be cancelled and replaced with another Option Award having a lower Exercise Price, or for another Award, or for cash, except as provided in section 9 or 11 hereof, and (iii) no Option will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award; provided that this sentence is intended to prohibit, without stockholder approval, the re-pricing of Options that have Exercise Prices above Fair Market Value and will not be construed to limit or prohibit any adjustment pursuant to section 9 or 11 hereof. The Committee may terminate this Plan at any time; provided that such termination shall not affect any Awards theretofore made or any stock options theretofore granted under either of the Prior Plans and such Awards and stock options shall continue to be subject to all terms and conditions of this Plan (including the second paragraph of section 1 hereof) notwithstanding such termination. SECTION 13. MISCELLANEOUS PROVISIONS (A) No Rights to Awards. No Person has or shall have any claim or right to be granted an Award under this Plan. (B) Assignment and Transfer. No right or interest of any Recipient under this Plan or in any Award may be assigned or transferred as a whole or in part, directly or indirectly, by operation of law or otherwise (except by will or the laws of descent and distribution), including by way of execution, levy, garnishment, attachment, pledge or bankruptcy or in any other manner, and no such rights or interests of any Recipient in this Plan shall be subject to and interests under this Plan or in any Award may be made transferable by such Recipient during his or her lifetime, subject to such conditions as the Committee may specify. Except as provided in section 6 hereof, no Award shall entitle the Recipient thereof, as such, or any of su rights of a stockholder of the Company, unless and until shares subject to such Award are issued to and registered on s or Personal Representative, as the case may be, and then only with respect to such shares. (C) Compliance with Legal and Exchange Requirements. This Plan, the grant and exercise of Awards hereunder, the issuance of Common Stock and other interests hereunder, and the other obligations of the Company under this Plan and any Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as the Committee may determine are necessary or advisable. The Company or the Committee may postpone the grant or exercise of any Award, the issuance or delivery of Common Stock under any Award or any other action permitted under this Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation and may require any Recipient to make such representations and furnish such information as the Committee may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with any and all applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of this Plan or any Agreement to recognize the exercise of any Award or otherwise to sell or issue Common Stock in violation of any such law, rule Exhibit B - 11 01435\040\8330526.v3 or regulation. Any postponement of the exercise or settlement of any Award under this section 13(C) shall not extend the term of any Award. Neither the Company nor any Subsidiary nor any director or officer of the Company shall have any obligation or liability to any Recipient with respect to any Award (or Common Stock issuable thereunder) that shall lapse because of any such postponement. (D) Section 409A. Awards granted under this Plan shall be designed and administered in a manner that they are either exempt from the application of, or comply with, the requirements of Code section 409A. To the extent that the Committee determines that any Award is subject to Code section 409A, the Agreement relating to such Award shall incorporate terms and conditions necessary to avoid the imposition on the Recipient of additional tax under Code section 409A. Notwithstanding anything to the contrary in this Plan or any Agreement (unless such Agreement provides otherwise with specific reference to this section 13(D)): (i) no Award shall be granted, deferred, accelerated, extended, paid, settled, substituted or modified under this Plan in a manner that would result in the imposition on a Recipient of additional tax under Code section 409A; and (ii) if an Award is subject to Code section section 409A, with such classification to be determined in accordance with methodology established by the Company), no distribution or payment of any amount under such Award shall be made before a date that is six months following the date of such Recipie comply with, the requirements of Code section 409A; provided that the Company does not and shall not make any representation or warranty that any Award under this Plan will qualify for favorable tax treatment under Code section 409A or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Recipient for any tax, interest or penalties a Recipient might owe as a result of the grant, holding, vesting, exercise or payment of any Award. (E) Ratification and Consent. By accepting any Award under this Plan, each Recipient and each Personal Representative or Beneficiary claiming under or through such Recipient shall be conclusively deemed to have accepted, ratified and consented to all of the terms and conditions of this Plan and any and all action taken under this Plan by the Company, any Subsidiary, the Board or the Committee. (F) Other Compensation. Nothing in this Plan shall prevent, limit or otherwise affect the right, power and authority of the Board with respect to any other or additional compensation arrangements. (G) Grant Date. Each Recipient shall be deemed to have been granted an Award on the date that the Committee grants such Award under this Plan or such later date as the Committee shall determine at the time such grant is authorized. (H) No Fractional Shares. No fractional shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated. (I) Forfeiture Provision. Except as otherwise expressly provided by the applicable Agreement, the Committee may require a Recipient to forfeit all unexercised, unearned, unvested or unpaid Awards, if: (1) the Recipient, while employed by the Company or any Subsidiary, prepares to engage or engages, directly or indirectly, without the written consent of the Company, in any manner or capacity, as principal, agent, partner, officer, director, employee or otherwise, in any business or activity competitive with any business conducted by the Company or any Subsidiary, as determined by the Committee; Exhibit B - 12 01435\040\8330526.v3

(2) the Recipient performs any act or engages in any activity that the Committee determines is materially detrimental to the best interests of the Company or any Subsidiary; or (3) the Recipient materially breaches any agreement with or duty to the Company or any Subsidiary, including any non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or assignment of inventions or ownership of works agreement, as determined by the Committee. (J) Participants Outside the United States. Notwithstanding any provision of this Plan to the contrary, to comply with the laws of other countries in which the Company and the Subsidiaries operate or have Employees or Consultants, the Committee shall have the power and authority to: (i) determine which Subsidiaries shall be covered by this Plan; (ii) determine which Employees or Consultants outside the United States are eligible to participate in this Plan; (iii) modify the terms and conditions of any Award granted to Employees or Consultants outside the United States to comply with applicable foreign laws; (iv) modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any government regulatory exemption or requirement; provided that the Committee is not authorized to take any action hereunder, and no Awards shall be granted, that would violate any applicable law. (K) Successors. All obligations of the Company under this Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other event, or a sale or disposition of all or substantially all of the business or such successors. (L) Severability. If any provision of this Plan, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Plan, or the application of such provision to Persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby. (M) Construction. The headings of the sections hereof are for convenience of reference only and are not part of this Plan. As used herein, each gender includes each other gender, and the singular includes the plural and vice versa, as the context may require. Reference herein to any section includes reference to each and all subsections (N) Governing Law. This Plan shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. SECTION 14. EFFECTIVENESS OF THIS PLAN This amended and restated Plan shall be submitted to the stockholders of the Company for their approval at their annual meeting scheduled to be held on April 21, 2015, or at such other annual or special meeting as the Board may specify, or any adjournment or postponement thereof. This Plan will be effective as of the date of its approval by the stockholders of the Company. Exhibit B - 13 01435\040\8330526.v3